Exhibit 10.16

Fiscal 2007 Director Compensation Guidelines

Directors’ compensation is established by the board of directors upon the recommendation of the Governance and Nominating Committee. In March 2007, the Governance and Nominating Committee recommended that compensation for non-employee directors remain the same for the year following the annual meeting, except to adjust the number of restricted stock units granted for the year. As of the date of the Form 10-K with respect to which this Exhibit is being filed (the “Form 10-K”), no determination has been made with respect to a 2007 grant of restricted stock units to non-employee directors, although this matter is expected to be considered by the board prior to the annual meeting. A director who is an employee does not receive payment for service as a director.

For fiscal 2007, the following compensation guidelines are in effect for non-employee directors, with cash retainers payable quarterly in arrears:

• $30,000 as an annual retainer
• Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer
• Chair of the Audit Committee received an additional $12,500 annual retainer
• $1,500 fee for each board meeting attended, or each day of such meeting if such meeting was over multiple days, and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee
• Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings.

We also carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan, although directors are permitted to participate in our employee matching gift program on the same terms as employees, thereby providing a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. Directors do not participate in the Company’s pension plan, Supplemental Executive Retirement Plan (SERP), annual cash incentive plan or performance share plan.

The restricted stock units are granted to non-employee directors pursuant to a Restricted Stock Unit Agreement under our Incentive and Stock Compensation Plan of 2002, amended. The units are the economic equivalent of a grant of restricted stock; however, no actual shares of stock are issued at the time of grant or upon payment. Rather, the award entitles the non-employee director to receive cash, at a future date, equal to the future market value of one share of our common stock for each restricted stock unit, subject to satisfaction of a one-year vesting requirement. The units vest in full one year after the date of grant, and the payout will be on the date that service as director terminates or such earlier date as a non-employee director may elect. In the event of a “change in control” or “disability” as those terms are defined in the restated plan, or upon a director’s death, all unvested restricted stock units immediately vest. Dividend equivalents are paid on restricted stock units at the same rate as dividends on the Company’s common stock, and are automatically re-invested in additional restricted stock units as of the payment date for the dividend. The Restricted Stock Unit Agreement and related plan are listed as exhibits 10.5f and 10.5a-10.5c, respectively, to the Form 10-K, and the foregoing description is qualified in its entirety by reference to such documents.

Non-employee directors are also eligible to participate in a deferred compensation plan for non-employee directors. Under the plan, we credit each participating director’s account with the number of “phantom units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the fair market value (calculated as the average of the high and low price) of our stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on phantom stock units at the same rate as dividends on the Company’s common stock, and are re-invested in additional phantom stock units at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director or (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The plan, as amended, is listed as exhibit 10.7a and 10.7b to the Form 10-K, and the foregoing description is qualified in its entirety by reference to such plan.